DJ&H DISTRIBUTING SUPPLEMENTAL VENDOR PURCHASE AGREEMENT

This agreement effective as of the 26th day of June, 2013, by and between D&H DISTRIBUTING CO. a Pennsylvania company with its principal place of business at 2525 N. 7th Street, Harrisburg , Pennsylvania, 17110 ("D&H"), and Nyxio Technologies Corporation, a company with its principal place of business at 2156 NE Broadway , Portland, Oregon, 97232, ("Vendor")

The following terms and conditions apply to D&H North America and, as appropriate, its respective customers, including but not limited to Resellers, Integrators, And Large Format Retailers, etc.

STANDARD PAYMENT TERMS: NET 60

ASSIGNMENT OF ACCOUNTS RECEIVABLE: IfVendor assigns payments to an assignee/factor, Vendor understands and agrees that Vendor assignment shall only be effective ifthe assignee/factor agrees in writing to the rights and obligations being assigned, including the right of D&H to make offsets.

LARGE FORMAT RETAIL TERMS: Where D&H sells vendors ' product to Large Format Retailers, the total amount of the obligation owing from D&H to Vendor shall be limited to and not exceed the amount of on-hand inventory at any point in time held by D&H or the. large format retailers. The terms of this Agreement and the obligations hereunder shall be binding on the parties upon the receipt and acceptance by D&H of the inventory.

DEFINITIONS: Large Format Retailer: Including but not limited to Tiger (CompUSA), Wal Mart, Sam's Club, Office Max, Office Depot, Staples, J&R, Game!top, BJ's, Amazon, Sears, Kmart, Meijer, HH Gregg, Frys, Retail College Bookstores, Microsoft Retail Stores, and others.

FREIGHT: Freight cost and risk ofloss shall be the responsibility of the Vendor, F.O.B destination. Vendor will pay any costs incurred with miss-shipments, including but not limited to, routing guide violations .Vendor will reimburse D&H for all concealed shortages.

PRICE PROTECTION: If at any time Vendor should reduce the purchase price of any product, or offers increased discounts on identical, or substantially similar products that makes D& inventory non-competitive, D&H, any Large Format Retailer and any stocking reseller shall be entitled to full price protection for on-hand and in-transit inventory. Full price protection will be credited to D&H's account by Vendor by issuing a credit memo arrived at by using the difference between last and new purchase price. Ifthe price protection results in a balance due and purchase owing by Vendor to D&H, and D&H does not buy its way out of the credit balance within 30 days, then Vendor will issue a check to D&H for the amount of the price protection due D&H.

PENALTY CHARGES: When vendor is at fault, Vendor agrees to reimburse D&H for any and all penalties, charge backs, and fees charged by Large Format Retailers including, but not limited to, product shipments. Ifdisputes arise and cannot be settled, the Retailers numbers are final.

STOCK BALANCE/DISCONTINUED .STOCK: D&H may return excess inventory for credit. Vendor shall provide D&H with 30 days advanced written notification of product discontinuation. Upon receipt of such notice, D&H reserves the right to return discontinued product to Vendor for credit at full purchase price. Vendor agrees to allow Large Format Retailers to stock rotate inventory through D&H. Return authorizations must be provided to D&H within 72 hours of request.

POST AUDIT PROVISION: If at any time a large format retailer were to discover a discrepancy including, but not limited to, price protections and shipments creating a legitimate claim on behalf of the retailer, Vendor agrees to credit D&H to cover the Large Format Retailer's chargeback within 30 days of receiving supporting documentation.

LAUNCH FUNDS: Vendor will approve a 6 (six) month MDF Marketing launch Program that shall be agreed to and finalized, in compliance with minimums as detailed below, prior to initial product purchase.

MARKETING FUNDS: Vendor agrees to approve Marketing funding on an Annual, Bi-annual, or quarterly schedule. The minimum Quarterly Marketing program commitment will be 3% of purchases or $5000 whichever is greater.

All Marketing funds are for advertising purposes. Vendor may not deduct travel, spiffs or funds for promotions from the Marketing funding.

All marketing funds offered by Vendor to Large Format Retailers shall be in writing, with a copy to D&H; these funds are above and beyond D&H's Marketing Fund accrual. These funds shall be credited to D&H to be passed through to the Large Format Retailer.

D.O.A.: Vendor shall warrant all products for a minimum period of one year (1 year) from date of sale to the end user. Vendor represents and warrants that all products provided to D&H are of merchantable quality and fit for the purpose for which they are intended. Such warranty is in addition to all other warranties in connection with the products, whether expressed or implied, including any warranties provided by any statute or regulations. D&H and Large Format Retailers (thru D&H) may return defective product to Vendor for the length of the warranty for credit, not replacement or repair. As appropriate, D&H will request an RMA number for defective returns, which should be issued within 72 hours from date of request. Vendor shall pay all freight charges incurred with defective returns, including those from Large Format Retailer to D&H.

VOLUME REBATE: 2% of purchases, to be paid quarterly.

INSURANCE COVERAGE AND INDEMNIFICATION: Vendor shall indemnify, defend, and hold harmless D&H, it's officers, customers, and employees against all losses, damages, liabilities, costs, and expenses (including but not limited to attorneys' fees) resulting from any claim,judgment or proceeding in which it is alleged or determined,or any settlement agreement .arising out of such allegation, that the Vendor's products purchased under this Agreement constitute an infringement of any patent , copyright, trademark, trade name, trade secret, or other proprietary or contractual right of any third party. D&H shall inform the Vendor as soon as practicable of the suit or action alleging such infringement. Vendor shall not settle such suit or action without the consent of D&H . D&H retains the right to participate in the defense against any such suit or action.Within 30 days of D&H's request, Vendor shall confinn in writing their commitment to indemnify the named party to any claim arising hereunder.

Vendor, at its own expense, must: (a) defend, or at it's option settle, any claims against D&H and any D&H customer resulting from (i) vendor 's breach of the Agreement , including but not limited to it's representations and warranties, (ii) a product recall, (iii) claims that the product(s) cause personal injury, death or personal property damage, and (iv) claims that the products infringe a third parties patent, trade secret, copyright, trademark rights or other proprietary right where such rights are enforceable as of the effective date; and (b) pay any award, damages or cost (including reasonable attorney's fees) finally awarded by a court of competent jurisdiction or agree on in a settlement of any such claim. D&H agrees to use best efforts to give vendor prompt written notice of any claims, to tender the defense to vendor and to grant vendor the right to control settlement and resolution.

Vendor shall purchase and maintain a commercial general liability (occurrence) policy , which policy shall include coverage for premises and operations; products; contractual liability; broad form property damage, product recalls and personal injury liability. The policy shall have a combined single limit for bodily injury and property damage of $2,000,000 each occurrence;

$2,000,000 for personal injury liability; $2,000,000 aggregate for products and product recalls ; and $5,000,000 general aggregate.D&H Distributing Co.shall be named as an additional insured under this policy and Vendor shall provide D&H a Certificate as evidence of such.

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The respective rights and obligations of the parties under this paragraph shall survive any termination of this Vendor Agreement.

CONFIDENTIALITY: During the course of this agreement each party may disclose to the other certain Confidential Information. Such information shall be identified as confidential or by similar designation at the time of disclosure and shall include but not be limited to lists of actual or prospective customers, financial and business information. Each party agrees that during and after the term of this agreement that it shall not divulge, use, sell, exchange, giveaway or transfer in any way Confidential Information.

GOVERNING LAW: Pennsylvania law without regard to its conflict of law provisions shall govern the interpretation and enforcement of this Agreement, and all matters arising out of or relating to it. Dauphin County, PA shall be the appropriate venue and juri sdiction of all controversies. Vendor submits to jurisdiction in Pennsylvania.

EFFECTIVE DATE OF CONTRACT: This agreement shall commence upon both parties ' execution and remain in effect until terminated, with or without cause, by either party with 30 days' written notice. Any insolvency, adjudication of bankruptcy, filing of voluntary or involuntary petition in bankruptcy , or any assignment for the benefit of creditors, by or against Vendor shall be a breach of this Agreement and D&H shall be entitled, upon notice of such action, to immediately terminate this Agreement.

TERMINATION BUYBACK: In the event of termination, Vendor agrees to repurchase D&H's entire inventory, as well as any Large Format Retailer's inventory, of both original factory sealed products and defective products at full purchase price. Upon the repurchase, Vendor will pay any fees, including but not limited to, freight costs incurred with the return shipments. Repurchase of inventory shall be affected within 30 days of D&H's request and D&H may offset any indebtedness of D&H to Vendor with this repurchase. Upon credit being issued to and received into the D&H account, Vendor shall promptly process a check within 30 days to D&H for the remaining balance. In the event of termination by either party, Vendor will not withhold defective return authorizations.

RETURNS AFTER TERMINATION: D&H may return any product to Vendor for credit against outstanding invoices or for cash refund if no invoices are outstanding, for a period of 180 days following the expiration or earlier termination of this agreement. Any credit for refund due D&H for returned product shall be equal to the full purchase price of the product.

DISPUTE RESOLUTION: The parties will initially attempt to resolve any claim or controversy arising out of this Agreement through negotiation or non-binding mediation. Any dispute that cannot be amicably resolved within 90 days of the date of the initial notice of dispute may be submitted to the state courts of Pennsylvania for resolution. The parties consent to the jurisdiction of the Pennsylvania courts. This provision shall not preclude either party from resorting to judicial proceedings if good faith efforts to resolve the dispute under mediation are unsuccessful.

This Agreement constitutes the entire Agreement between the parties regarding its subject matter. This Agreement supersedes any and all previous proposals, representations or statements, oral or written. Any previous agreements between the parties pertaining to the subject matter of this Agreement are expressly terminated Any modifications to this Agreement must be in writing and signed by authorized representatives of bothparties. Notwithstanding any other provision in this agreement to the contrary, D&H shall not be deemed in default under this agreement if it withholds any payment to Vendor because of a legitimate dispute between the parties.

Each party represents that they are duly authorized to enter into this Agreement on behalf of their respective Corporations

/s/ Michael Schwab

Michael Schwab, Co-President

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